Exhibit 10.2
MULTI-UNIT OPTION AGREEMENT
     This Multi-Unit Option Agreement (“Agreement”) entered into this                      day of                     , 200                     , between Planet Beach Franchising Corporation, a Delaware corporation, with an address at 5145 Taravella Road, Marrero, Louisiana 70072 (hereafter “Planet Beach”), and                                           (hereafter “you”).
Background
A. Contemporaneous with the execution of this Agreement, you and Planet Beach have entered into a Single Unit Franchise Agreement (the “First Franchise Agreement”) for the right to establish and operate a single Planet Beach Spa (the “First Spa”) and paid the Initial Franchise Fee.
B. Planet Beach offers qualified franchisees the right and option to open and operate 2, 4 or 9 additional Planet Beach Spas (the “Additional Spas”) during the term of the option period (defined below) and otherwise upon the terms and conditions of this Agreement.
C. You wish to purchase an option to establish and operate ___ Additional Spas under the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Agreement
1. Grant of Option. In consideration of your payment to Planet Beach of a $                      option fee (the “Option Fee”), which is due and payable upon your execution of this Agreement, Planet Beach grants you the right and option to establish and operate ___ Additional Spas under the terms and conditions of this Agreement. This Option Fee is deemed fully earned upon payment and is nonrefundable.
2. Eligibility. You must purchase this Option when you execute the First Franchise Agreement.
3. Option Period. You may not execute a lease for any Additional Spa prior to exercising your option pursuant to paragraph 4 below. Your option to establish 2 additional Spas will expire three years and one day from the date of the execution of this agreement. Your option to establish 4 additional Spas will expire four years and one day from the date of the execution of this agreement. Your option to establish 9 additional Spas will expire five years and one day from the date of execution of this agreement. You must have all of your Spas open and operating before the expiration of the option period in which you purchased. If you fail to meet the option period listed above you no longer have an option for those additional Spas for which you do not have opened and operating, unless you request in writing an extension which will be approved at Planet Beach’s sole discretion.
4. Exercise of Option. In order to exercise your option for each Additional Spa you must satisfy all of the following conditions, upon the exercise of each option:
     4.1. Execute a new franchise agreement (“Additional Franchise Agreement(s)”), in the form of the then current Franchise Agreement, for each of your Additional Spas, each with its own Data Sheet and Approved Location and Territory Addendum, but without the provision of a Grand Opening Specialist, the Term of which will coincide with the balance of the remaining Term under the First Franchise Agreement;

     4.2. You are not in default under this Agreement, or any other agreement with Planet Beach and/or its affiliate, including any other franchise agreement or development agreement and have fully and faithfully performed all of your material obligations under any such agreements throughout their respective terms;
     4.3. Neither this Agreement, the First Franchise Agreement or any other agreement with you has expired or been terminated by Planet Beach and/or its affiliate;
     4.4. You have timely paid any fees or other monies due Planet Beach as and when they become due under the terms of the First Franchise Agreement or any other agreement with Planet Beach, including interest or principal due under any note payable to Planet Beach;
     4.5. There has been no change in the effective control of you (by way of change in share ownership, membership or partnership interest, or otherwise) without Planet Beach’s written consent; and
     4.6. Your Designated Manager has successfully completed Planet Beach University On-line certifications and has successfully completed Franchisee and Director School.
     4.7. Your Options may be applied only to opening a new Spa and may not be applied to already existing locations.
5. Sale or Assignment. Your rights under this Agreement are personal and you may not sell, transfer, or assign any right granted herein. Notwithstanding, if you are an individual or a partnership, you have the right to assign your rights under this Agreement to a corporation or limited liability company upon the same terms and conditions as provided in paragraph 21.6 of the First Franchise Agreement. Planet Beach has the right to assign this Agreement in whole or in part in its sole discretion.
6. Time is of the Essence. Time is of the essence with respect to any time fixed for performance of any requirement set forth in this Agreement.
7. Acknowledgment. You acknowledge that this Agreement is not a franchise agreement and does not confer upon you any rights to use the Planet Beach Proprietary Marks or the System.
8. Notices. All notices, requests and reports to be given under this Agreement are to be in writing, and delivered by either hand; e-mail with a confirming receipt; overnight mail; or certified mail, return receipt requested, prepaid, to the addresses set forth above (which may be changed by written notice).
9. Governing Law. This Agreement shall be deemed to have been made in the State of Louisiana and shall be construed according to the laws of Louisiana without regard to its conflict of laws, LCC Arts. 3515 et seq., and any amendments and/or revisions thereto.
10. Mediation. At Planet Beach’s option, all claims or disputes between you and Planet Beach or its affiliates arising out of, or in any way relating to, this Agreement, or any of the parties’ respective rights and obligations arising out of this agreement, shall be submitted first to mediation, in the Parish of Jefferson, Louisiana, under the auspices of the National Franchise Mediation Program (“NFMP”), in accordance with the NFMP’s Commercial Mediation Rules then in effect. The parties shall each bear their own costs of mediation and shall share equally the filing fee imposed by NFMP and the mediator’s fees. Planet Beach’s rights to mediation, as set forth herein, may be specifically enforced by Planet Beach.
11. Arbitration. At Planet Beach’s option, all disputes and claims relating to this Agreement or any other agreement entered into between the parties, the rights and obligations of the parties, or any other claims or causes of action relating to the making, interpretation, or performance of either party under this Agreement, shall be settled by arbitration in Jefferson Parish, Louisiana in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed by the Federal Arbitration Act, as amended. Neither party shall pursue class claims and/or consolidate the arbitration with any other proceeding to which the franchisor is a party. Each party must bear its own costs of arbitration including the fee for their respective arbitrator; provided, however, that the neutral or the single arbitrator’s fee shall be shared equally by Planet Beach and you.
The arbitrator’s award shall include all fees, costs and attorneys’ fees for the prevailing party. The arbitrators shall have no authority to amend or modify the terms of the Agreement. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration, except to the extent such issue may have been determined in another proceeding between the parties. Judgment upon the award of the arbitrator shall be submitted for confirmation to the United States District for the Eastern District of Louisiana and, if confirmed, may be subsequently entered in any court having competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement.
12. Third Party Beneficiaries. Planet Beach’s officers, directors, shareholders, agents, employees and/or affiliates are express third party beneficiaries of this Agreement and the mediation and arbitration provisions contained herein, each having authority to specifically enforce the right to mediate and arbitrate claims asserted against such person(s) by you.
13. Injunctive Relief. Nothing contained in this Agreement herein shall prevent the parties from applying to or obtaining from any court having jurisdiction, without bond, a writ of attachment, temporary injunction, preliminary injunction and/or other emergency relief available to safeguard and protect the parties’ interest prior to the filing of any legal proceeding or pending the trial or handing down of a decision or award pursuant to any legal proceeding conducted hereunder.
14. Jurisdiction and Venue. With respect to any proceeding, the parties agree that any action at law or in equity instituted against either party to this Agreement shall be commenced only in the 24th Judicial District for the Parish of Jefferson, Louisiana or the United States District Court for the Eastern District of Louisiana at Planet Beach’s discretion.
15. Jury Trial Waiver. With respect to any proceeding, the parties hereby agree to waive trial by jury in any action, proceeding or counterclaim, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach of the franchise, option and/or any goods or services.
16. Waiver of Punitive Damages. You waive to the fullest extent permitted by law, any right to or claim for any punitive, exemplary, incidental, indirect, special or consequential damages (including, without limitation, lost profits) which you may have against Planet Beach, its affiliates, successors or assigns, arising out of any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) and agree that in the event of a dispute, recovery shall be limited to actual damages. If any other term of this Agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions shall continue in full force and effect, including, without limitation, the waiver of any right to claim any consequential damages.
17. Class Action Waiver. You hereby agree to waive any class action proceeding or counterclaim against Planet Beach, its affiliates, successors or assigns, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach, its affiliates, successors or assigns of the franchise and/or any goods or services.
18. Attorneys’ Fees. If either party institutes any judicial or arbitration proceeding to enforce any monetary or non-monetary obligation or interpret the terms of this Agreement and Planet Beach prevails in the action or proceeding, you shall be liable to Planet Beach for all costs, including reasonable attorneys’ fees, incurred in connection with such proceeding.
19. Nonwaiver. Planet Beach’s failure to insist upon strict compliance with any provision of this Agreement shall not be a waiver of Planet Beach’s right to do so, any law, custom, usage or rule to the contrary notwithstanding. Delay or omission by Planet Beach respecting any breach or default shall not affect Planet Beach’s rights respecting any subsequent breaches or defaults. All rights and remedies granted in this Agreement shall be cumulative. Planet Beach’s election to exercise any remedy available by law or contract shall not be deemed a waiver or preclude exercise of any other remedy.
20. Severability. The parties agree that if any provisions of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable or unenforceable and the other which would render it valid and enforceable, such provision shall have the meaning, which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to fair meaning and not strictly construed against either party. The provisions of this Agreement are severable, and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable. If any material provision of this Agreement shall be stricken or declared invalid, the parties agree to negotiate mutually acceptable substitute provisions. In the event that the parties are unable to agree upon such provisions, Planet Beach reserves the right to terminate this Agreement.
21. Construction of Language. Any term defined in the First Franchise Agreement which is not defined in this Agreement will be ascribed the meaning given to it in the First Franchise Agreement. The language of this Agreement will be construed according to its fair meaning, and not strictly for or against either party. All words in this Agreement refer to whatever number or gender the context requires. If more than one party or person is referred to as you, their obligations and liabilities must be joint and several. Headings are for reference purposes and do not control interpretation.
22. Successors. References to “Planet Beach” or “you” include the respective parties’ successors, assigns or transferees, subject to the limitations of Paragraph 5 of this Agreement.
23. Additional Documentation. You must from time to time, subsequent to the date first set forth above, at Planet Beach’s request and without further consideration, execute and deliver such other documentation or agreement and take such other action as Planet Beach may reasonably require in order to effectuate the transactions contemplated in this Agreement. In the event that you fail to comply with the provisions of this Section, you hereby appoint Planet Beach as your attorney-in-fact to execute any and all documents on your behalf, reasonably necessary to effectuate the transactions contemplated herein.
24. No Right to Offset. You may not withhold all or any part of any payment to Planet Beach or any of its affiliates on the grounds of the alleged nonperformance of Planet Beach or any of its affiliates or as an offset against any amount Planet Beach or any of its affiliates may owe or allegedly owe you under this Agreement or any related agreements.
25. State Law Applies. If any provision of this Agreement, including but not limited to its provisions for transfer, renewal, termination, notice of termination, or cure rights, is inconsistent with any valid law or regulation of the state in which your Spa is located, then the valid law or regulation of that state applicable to the franchised business will supersede any provision of this Agreement that is less favorable to you.
26. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the purchase and operation of additional Spas; no promises, inducements or representations (other than those in the Franchise Disclosure Document) not contained in this Agreement have been made, nor shall any be of any force or effect, nor binding on the parties. Modifications of this Agreement must be in writing and signed by both parties. Planet Beach reserves the right to change Planet Beach’s policies, procedures, standards, specifications or manuals at Planet Beach’s discretion. In the event of a conflict between this Agreement and any Additional Franchise Agreement(s), the terms, conditions and intent of this Agreement shall control.
     IN WITNESS WHEREOF, AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED EFFECTIVE THE DATE FIRST SET FORTH ABOVE.

PLANET BEACH FRANCHISING CORPORATION
By:
This Agreement is not fully executed until signed by the
CEO or COO of Planet Beach Franchising Corporation:

FRANCHISEE:

Witness

Witness